Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Plan Administrator of
The JPMorgan Chase 401(k) Savings Plan:
We consent to the incorporation by reference in the registration statements No. 33-01776 and No. 333-31656 on Form S-8 of JPMorgan Chase & Co. of our report dated June 27, 2011, relating to the statements of net assets available for benefits of The JPMorgan Chase 401(k) Savings Plan as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended, and all related schedules, which report appears in the December 31, 2010 Annual Report on Form 11-K of The JPMorgan Chase 401(k) Savings Plan.

/s/ Meaden & Moore, Ltd.
Cleveland, Ohio
June 27, 2011

58